Exhibit 10.1

EXECUTION COPY

RECEIVABLES SALE AGREEMENT

dated as of July 13, 2016

among

KELLOGG SALES COMPANY

as Originator,

and

KELLOGG FUNDING COMPANY, LLC

as Buyer

Table of Contents

(con’t)

List of Schedules and Exhibits

Annex I	Addresses

Schedule I	Information Regarding Record Locations, etc.
Schedule II	Tradenames or other names for the Originator
Schedule III	Certain Uniform Commercial Code Article 9 Representations
Schedule IV	List of Responsible Officers
Schedule V	List of Excluded Obligors

(ii)

RECEIVABLES SALE AGREEMENT

RECEIVABLES SALE AGREEMENT, dated as of July 13, 2016 (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Agreement”), among KELLOGG SALES COMPANY, a Delaware corporation (the “Originator”), and KELLOGG FUNDING COMPANY, LLC, a Delaware limited liability company (the “Buyer”).

RECITALS

WHEREAS, the Originator generates Receivables and related rights and interests in the ordinary course of its business; and

WHEREAS, the Originator wishes to sell certain Receivables and related assets, as more fully specified herein and including the benefits of the Credit Insurance Policies, to the Buyer on a fully serviced basis, and the Buyer wishes to purchase and acquire such Receivables and related assets from the Originator on such basis, pursuant to and in accordance with the terms hereof;

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS; CONSTRUCTION

Section 1.01. Certain Definitions. As used in this Agreement, the following terms have the following respective meanings:

“Agreement” has the meaning specified in the preamble to this Agreement.

“Back-Up Security Interest” has the meaning specified in Section 2.01(b)(ii).

“Buyer” has the meaning specified in the preamble to this Agreement.

“Buyer Purchase Price” means, with respect to Purchased Assets existing on the date hereof, or arising thereafter during any Monthly Period, the amount equal to the aggregate Outstanding Balance of the Receivables included in such Purchased Assets times the difference of 100% minus the applicable Discount Percentage.

“Confidential Information” has the meaning specified in Section 7.17.

“Credit and Collection Policy” means the customary credit, collection, enforcement and other policies and practices of the Originator and the Servicer relating to Receivables existing on the date hereof and as delivered to the Administrative Agent on or prior to the Closing Date, as such policies and practices may be modified from time to time in compliance with Sections 5.02(a) and 5.04(a) of the Receivables Purchase Agreement.

“Deemed Collections” has the meaning specified in Section 2.03.

“Discount Percentage” means, with respect to any Receivable sold during a Monthly Period:

[(DSO/360) * (LIBOR + Loss Rate)] + Profit Discount

where:

“DSO” means, for any Monthly Period, an amount equal to the product of a fraction, the numerator of which is the sum of the Outstanding Balance of all Receivables at the end of each of the three preceding Monthly Periods and the denominator of which is the aggregate amount of Receivables sold to the Buyer during the three preceding Monthly Periods or, in the case of the first three Monthly Periods, 60.

“LIBOR” means the LIBO Rate as specified in the Funding Report delivered in the month preceding the related Monthly Period. LIBOR for the first Monthly Period shall be 0.47935%.

“Loss Rate” means a percentage established from time to time by the Originator and Buyer and specified in the Funding Report delivered in the month preceding such Monthly Period that reflects the anticipated loss rate with respect to the Receivables to be sold in such Monthly Period or, in the event the Originator and Buyer do not establish a new Loss Rate for any Monthly Period, the Loss Rate that was in effect for the prior Monthly Period. The Loss Rate for the first Monthly Period shall be 0.10%.

“Profit Discount” means 0.25%.

“Excess Payment” means, for any Settlement Date, the amount specified in Section 2.02(f).

“Financing Party” means each Purchaser and the Administrative Agent.

“Insurance Claim Payment Due Date” has the meaning specified in Section 5.04(f).

“Originator” has the meaning specified in the preamble to this Agreement.

“Potential Purchase Termination Event” means any event that, with the giving of notice or the passage of time, or both, would constitute a Purchase Termination Event other than a Purchase Termination Event that would result of a Termination Event specified in Section 8.01(t) of the Receivables Purchase Agreement.

“Purchase Termination Date” means the “Facility Termination Date” under, and as defined in, the Receivables Purchase Agreement.

“Purchase Termination Event” means any “Termination Event” under, and as defined in, the Receivables Purchase Agreement.

“Purchased Assets” has the meaning specified in Section 2.01(a).

“Receivables Purchase Agreement” means the Receivables Purchase Agreement dated as of the date hereof among the Buyer, Kellogg Business Services Company, as Servicer, the Purchasers from time to time party thereto and Coöperatieve Rabobank U.A., New York Branch, as Administrative Agent.

“Requisite Days” means 22 days or such other period of time as the Originator and the Buyer may agree in writing from time to time with the consent of the Administrative Agent (such consent not to be unreasonably withheld).

“Responsible Officer” means, with respect to the Originator, the chief financial officer, principal accounting officer, controller or treasurer of such Person and any other Person designated as a Responsible Officer by any such officers, identified on the list of Responsible Officers attached as Schedule IV hereto (as such list may be amended or supplemented from time to time).

“Settlement Period” means each Monthly Period, provided that, if pursuant to Section 2.13 of the Receivables Purchase Agreement, the Administrative Agent elects to have Settlement Dates more frequently than monthly, a Settlement Period shall be such shorter period (not to be shorter than a week) as the Administrative Agent may specify from time to time. The Settlement Date with respect to any Settlement Period shall be the Settlement Date next occurring after the end of such Settlement Period.

“Specialty Business Customer” means all customer accounts mapped to Kellogg Company’s specialty sales hierarchy.

Section 1.02. Receivables Purchase Agreement. Capitalized terms used but not defined herein have the meanings assigned in the Receivables Purchase Agreement.

Section 1.03. Interpretation and Construction.

(a) Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole.

(b) Unless the context of this Agreement otherwise clearly requires, the words “hereof,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

(d) The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.”

(e) The article, section and other headings contained in this Agreement are for reference purposes only and do not control or affect the construction of this Agreement or the interpretation hereof in any respect. Article, Section, subsection, Exhibit, Annex and Schedule references are to this Agreement unless otherwise specified.

(f) As used in this Agreement, the masculine, feminine or neuter gender are each deemed to include the others whenever the context so indicates.

(g) Unless otherwise provided or the context otherwise requires, references in this Agreement to any Person include that Person’s successors and assigns (subject to limitations on assignment contained herein or in any other applicable Transaction Document).

(h) References in this Agreement to any agreement (including any other Transaction Document), document or instrument mean such agreement, document or instrument as amended, restated, supplemented or otherwise modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and references to any promissory note include any promissory note that is an extension or renewal thereof or a substitute or replacement therefor.

(i) References in this Agreement to any Law mean such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and references to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.

(j) All accounting terms that are not specifically defined herein shall be construed in accordance with GAAP. The financial statements to be furnished herein shall be made and prepared in accordance with GAAP consistently applied through the periods involved except to the extent stated therein.

(k) Terms not otherwise defined herein which are defined in the UCC as in effect in the State of New York from time to time have the respective meanings ascribed to such terms therein unless the context otherwise clearly requires.

Section 1.04. Use of Historical Data. When necessary to calculate any ratios or other amounts under this Agreement with reference to periods prior to the date hereof, historical data shall be used.

ARTICLE II.

PURCHASES AND SALES

Section 2.01. General Terms; Intent of the Parties.

(a) The Originator hereby sells, transfers and assigns, without recourse (except as expressly provided herein) to the Buyer, on the terms and subject to the conditions specifically set forth herein, on the Closing Date and on each Business thereafter until the Purchase Termination Date, all of the Originator’s right, title and interest, now owned or hereafter acquired, in, to and under (i) all Receivables in existence on such date which were originated at least the Requisite Days prior to such date, (ii) all Related Security, and (iii) all Collections existing on such date or thereafter arising (collectively, the “Purchased Assets”).

(b) (i) The parties to this Agreement intend and have structured the transactions contemplated by this Agreement such that each of the transactions contemplated hereby shall be, and shall be treated as, a purchase by the Buyer and a sale by the Originator of the Purchased Assets and not as a lending transaction, and each agrees to treat each such transaction as a “true sale” for all purposes under applicable Law and accounting principles, including in their respective books, records, computer files, tax returns (federal, state and local), regulatory and governmental filings (and shall reflect such sale in their respective financial statements). The foregoing sales, transfers and assignments do not constitute and are not intended to result in a creation or assumption by the Buyer or its assigns of any obligation or liability with respect to any Receivable, Contract or other Purchased Asset and any such assumption is hereby expressly disclaimed, nor shall the Buyer or its assigns be obligated to perform or otherwise be responsible for any obligation of the Originator or any other Person in connection with any Receivable, Contract or other Purchased Assets or any agreement or instrument relating thereto; provided, however, the Buyer agrees to take such Purchased Assets subject to the terms and conditions of the applicable Insurance Policy, including the applicability of any deductible or first loss requirement under the applicable Insurance Policy. The Originator shall indemnify the Buyer and its successors and assigns in accordance with Section 7.02 in respect of any losses, claims, damages, liabilities, costs or expenses arising out of or incurred in connection with the assertion by the Originator, any Obligor or other third party of such obligation or liability against the Buyer or its successors or assigns.

(ii) In the event that, contrary to the mutual intent of the parties, any purchase of Purchased Assets is not characterized as a sale, the Originator shall, effective as of the date hereof, be deemed to have granted (and the Originator hereby does grant) to the Buyer a first priority security interest (“Back-Up Security Interest”) in and to any and all Receivables and other Purchased Assets purported to be transferred hereunder and the proceeds thereof to secure the repayment of all amounts paid to the Originator hereunder with accrued interest thereon at a rate per annum equal to the annualized applicable Discount Percentage and the payment and performance of all obligations of the Originator hereunder and under the other Transaction Documents, and this Agreement shall be deemed to be a security agreement. With respect to such grant of a security interest, the Buyer and its assigns may at its option exercise from time to time any and all rights and remedies available to it hereunder, under the UCC or otherwise.

(c) The Buyer has the right, in its sole discretion, to transfer, sell, pledge or otherwise convey the Purchased Assets to any Person without the prior consent of the Originator.

(d) The Originator has filed or caused to be filed UCC-1 financing statements naming Originator, as debtor/seller, and the Buyer, as secured party/buyer, and the Administrative Agent, as assignee, both (i) stating that the financing statements are being filed because UCC Section 9-109 does not distinguish between a sale and a secured loan for filing purposes, and (ii) describing the respective Receivables and other Purchased Assets sold hereunder as collateral with the office of the Secretary of State of its jurisdiction of organization. The Originator shall from time to time take all actions necessary or requested by the Buyer or the Administrative Agent (including the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Buyer’s interest in the Purchased Assets and such other action to perfect, protect or more fully evidence the interest of the Buyer therein as the Buyer or the Administrative Agent may reasonably request) to vest legal and equitable title to the Purchased Assets irrevocably in the Buyer, free and clear of any Adverse Claims other than Adverse Claims in favor of the Administrative Agent and to continue the perfection of the interests of the Buyer in the Purchased Assets. The Originator hereby authorizes the filing of any financing statements, continuation statements and amendments to financing statements (or comparable instruments) in any jurisdictions and with any filing office, as the Buyer or the Administrative Agent may reasonably determine are necessary or advisable to perfect (or maintain) the security interest granted to the Buyer in connection herewith. Such financing statements (or comparable instruments) may describe the Purchased Assets in the same manner as described herein or may contain an indication or description of the Purchased Assets that describes such property in any other manner as the Buyer or the Administrative Agent may reasonably determine is necessary, advisable or prudent to ensure the perfection of the interest in the Purchased Assets granted to the Buyer in connection herewith. For purposes of such filings, the Originator agrees to furnish any information reasonably available to it and reasonably requested by the Buyer or the Administrative Agent promptly upon request by the Buyer or the Administrative Agent. To the fullest extent permitted by applicable Law, the Originator hereby authorizes and irrevocably grants to the Servicer, the Buyer and the Administrative Agent an irrevocable power of attorney, with full power of substitution, coupled with an interest, to execute, deliver and file in the name of the Originator, or in its own name, such financing statements, continuation statements and other instruments and documents for filing under the provisions of the UCC (or any comparable law) of any applicable jurisdiction and such instruments of transfer and any notices of assignment as the Servicer, the Buyer or the Administrative Agent reasonably deems necessary to protect or perfect its interest in the Receivables and other Purchased Assets or to protect or perfect the Back-up Security Interest. Notwithstanding anything herein to the contrary, the Administrative Agent shall be under no obligation to file and prepare financing statements or continuation statements or to take any action or to execute any further documents or instruments in order to create, preserve or perfect the interests granted hereunder, such obligation being solely the obligation of the Originator, the Buyer or the Servicer as set forth herein or in the other Transaction Documents.

(e) In connection with the sale of Receivables hereunder to the Buyer, the Originator hereby sells, transfers, assigns and otherwise conveys to the Buyer all of the Originator’s right and title to and interest in the Records relating to all Receivables sold hereunder, without the need for any further documentation in connection with such sale, transfer, assignment or conveyance. The Originator shall take such action reasonably requested by the Buyer and/or the Administrative Agent (as the Buyer’s assignee), from time to time hereafter, that may be necessary or appropriate to ensure that the Buyer and its assigns under the Receivables Purchase Agreement have an enforceable ownership interest in the Records relating to the Receivables sold by the Originator hereunder.

(f) The Originator shall promptly notify the Buyer and the Administrative Agent of the existence of any Adverse Claim on any Receivable, any other Purchased Assets in respect thereof or any Lockbox or Lockbox Account (other than the Adverse Claims thereon in favor of the Buyer pursuant to this Agreement or in favor of the Administrative Agent pursuant to the Receivables Purchase Agreement or recognized pursuant to the Collateral Agent and Intercreditor Agreement) and shall defend the right, title and interest of the Buyer and the Administrative Agent in, to and under the Purchased Assets against all claims of third parties.

(g) During the term of this Agreement, the Originator shall maintain its chief executive office and its principal place of business in one of the states of the United States of America.

(h) The Originator shall pay the reasonable costs and disbursements in connection with the perfection and the maintenance of perfection, as against all third parties, of the right, title and interest of the Buyer and its assigns in and to the Receivables and other Purchased Assets.

(i) In the event that either (i) no Purchaser elects to make a Cash Outlay when requested pursuant to Section 2.02 of the Receivables Purchase Agreement or (ii) the Originator shall elect not to make a capital contribution to the Buyer pursuant to Section 2.02(a) or (e) necessary for the Buyer to pay the Buyer Purchase Price for the Receivables to be acquired on such day, then the Receivables to be transferred on such date shall not be transferred to the extent of such shortfall and no further sales of Receivables shall be made pursuant to this Agreement.

Section 2.02. Purchase Price.

(a) On the date hereof, the Buyer does accept from the Originator, the Originator’s right, title and interest in, to and under those Purchased Assets that are sold hereunder. As consideration for such sales, transfers and assignments of Purchased Assets existing on the date hereof, the Buyer shall pay the Buyer Purchase Price therefor, or cause such Buyer Purchase Price to be paid to the Originator, on the date of the initial Cash Outlay under the Receivables Purchase Agreement in the following manner: (i) first, in cash, in an amount equal to the amount of such Cash Outlay, and (ii) second, at the election of the Originator, in the form of a deemed capital contribution by the Originator to the Buyer in an amount equal to such Buyer Purchase Price minus the amount of such Buyer Purchase Price paid in cash pursuant to the preceding clause (i). The Buyer and the Originator agree that such Buyer Purchase Price represents the fair market value for the Purchased Assets existing on the date hereof. Unless the Originator delivers prior written notice to the Buyer and the Administrative Agent that is electing not to make a capital contribution pursuant to the second preceding sentence, the Originator will be deemed to have made a deemed capital contribution to the Buyer in an amount equal to such Buyer Purchase Price minus the amount of such Buyer Purchase Price paid in cash pursuant to the clause (i) of such sentence. If the Originator delivers written notice to the Buyer and the Administrative Agent that is electing not to make a capital contribution pursuant to the third preceding sentence, then the Purchased Assets existing on the date hereof shall not be transferred hereunder.

(b) As consideration for the sale, transfer and assignment of each Purchased Asset transferred after the date hereof, on each Business Day the Buyer shall pay (or cause to be paid) to the Originator, the Buyer Purchase Price for such Purchased Assets sold by the Originator to the Buyer. The Buyer and the Originator agree that the Buyer Purchase Price for Purchased Assets purchased by the Buyer represents the fair market value for such Purchased Assets.

(c) Although the Buyer Purchase Price for each Receivable and for its related Purchased Assets transferred after the date hereof shall be due and payable in full by the Buyer to the Originator on the date of transfer, final settlement of the Buyer Purchase Price between the Buyer and the Originator shall be effected on a periodic basis on Settlement Dates with respect to all Receivables and their related Purchased Assets transferred during the same Monthly Period and based on the information contained in the Monthly Report delivered by the Servicer pursuant to the Receivables Purchase Agreement for the Monthly Period then most recently ended.

(d) With respect to each Receivable and its related Purchased Assets transferred hereunder after the date hereof, provisional payments, subject to final determination or to adjustment as set forth in Sections 2.02(e) and 2.02(f) below, shall be made by the Buyer to the Originator on each Business Day, to the extent of funds available to the Buyer for the payment of the Buyer Purchase Price therefor under Section 2.12(a) or Section 2.12(b) of the Receivables Purchase Agreement or from the proceeds of Cash Outlays.

(e) On each Settlement Date, the Servicer on behalf of the Buyer shall calculate, (i) the aggregate Buyer Purchase Price due to the Originator for Purchased Assets sold to the Buyer with respect to the prior Monthly Period (other than Purchased Assets purchased by the Buyer on the date of this Agreement), (ii) the aggregate amount of payments made to the Originator pursuant to Section 2.02(d) in respect of such Buyer Purchase Price and (iii) the Excess Payment, if any, for such Settlement Date, which amounts shall be set forth in the Monthly Report for such Monthly Period. The excess, if any, of the amount set forth in clause (ii) above over the Excess Payment, if any, for such Settlement Date shall be retained by the Originator as a final payment of Buyer Purchase Price for such Purchased Assets for such Monthly Period. Any remaining unpaid Purchase Price shall be paid to the Originator on such Settlement Date in the following manner, subject to Section 7.21:

(i) FIRST, by delivery of immediately available funds, to the extent of funds available to the Buyer under clause (vii), (viii) or (ix) of the Priority of Payments set forth in Section 2.12(b) of the Receivables Purchase Agreement or under clause (vii) or (viii) of the Priority of Payments set forth in Section 2.12(c) of the Receivables Purchase Agreement, as then applicable, or other funds available to the Buyer for such purpose; and

(ii) SECOND, at the election of the Originator, in the form of a deemed capital contribution by the Originator to the Buyer in an amount equal to the remainder of such Buyer Purchase Price, provided that, unless and until the Originator delivers written notice to the Buyer and the Administrative Agent that is electing not to make a capital contribution pursuant to this clause (ii), the Originator will be deemed to have made a deemed capital contribution to the Buyer in an amount equal to such remainder of the Buyer Purchase Price with respect to each Receivable transferred prior to the date of delivery of such notice. If the Originator delivers written notice to the Buyer and the Administrative Agent that is electing not to make a capital contribution pursuant to this clause (ii), then each Purchased Asset which would otherwise be transferred on or after the date of delivery of such notice shall not be transferred hereunder.

(f) If the aggregate amount of payments made to the Originator pursuant to Section 2.02(d) during a Settlement Period exceeds the lesser of (i) the aggregate Buyer Purchase Price due to the Originator for Purchased Assets sold to the Buyer with respect to the most recently completed Monthly Period (other than Purchased Assets purchased by the Buyer on the date of this Agreement) or (ii) the aggregate amount of funds which would have been available to the Buyer for payment of such Buyer Purchase Price under clauses (vii), (viii) and (ix) of the Priority of Payments set forth in Section 2.12(b) of the Receivables Purchase Agreement on the related Settlement Date if all Collections during such Settlement Period on such Settlement Date had been deposited into the Collection Account and applied on such Settlement Date in accordance with such Section 2.12(b), such excess shall constitute an “Excess Payment” for such Settlement Date. In the event that such Settlement Date occurs on or after the Facility Termination Date, the entire amount of such payments made to the Originator pursuant to Section 2.02(d) during a Settlement Period shall constitute an “Excess Payment” for such Settlement Date. On or before each Settlement Date, the Originator shall deposit into the Lockbox Account, for the account of the Buyer, the Excess Payment, if any, for such Settlement Date in immediately available funds. Any Excess Payment deposited by the Originator on a Settlement Date shall constitute a refund of excess provisional payments of Buyer Purchase Price, to the extent the aggregate amount of payments made to the Originator pursuant to Section 2.02(d) during the related Settlement Period exceeded the aggregate Buyer Purchase Price due to the Originator for Purchased Assets sold to the Buyer with respect to the most recently completed Monthly Period (other than Purchased Assets purchased by the Buyer on the date of this Agreement), and the remainder of such Excess Payment, if any, shall constitute a reversal of the related provisional payment received by it pursuant to Section 2.02(d) and be deemed to be a contribution to the capital of the Buyer by the Originator.

Section 2.03. Dilutions. If on any day the principal amount of a Receivable included in the Purchased Assets is reduced or canceled as a result of any Dilution Factor with respect to such Receivable, the Originator shall be deemed to have received on such day a Collection of such Receivable in the amount of such reduction or cancellation. If on any day any representation or warranty in Section 4.02 made or deemed made on such day with respect to a Receivable included in the Purchased Assets is not true and correct in any material respect and, if such breach is reasonably capable of being cured and the Originator is in good faith attempting to cure such breach, such breach remains uncured for 30 days, or a Receivables which was treated as an Eligible Receivable is determined not to be or ceases to be an Eligible Receivable (other than by reason of such Receivable becoming a Defaulted Receivable), the Originator shall be deemed to have received on such day a Collection (any such deemed Collection pursuant to this or the preceding sentence, a “Deemed Collection”) of such Receivable in full. On each day on which a Deemed Collection arises, the Buyer shall be entitled to a credit in the amount thereof against the Buyer Purchase Price for the affected Receivable included in the Purchased Assets. On each Settlement Date, the Originator shall pay the aggregate amount of such credits for the related Monthly Period to the Buyer by depositing an amount equal to the aggregate Deemed Collections for the related Monthly Period into the Collection Account; provided that, so long as no Termination Event has occurred and is continuing and to the extent that the Aggregate

Funded Purchase Price is less than the Maximum Aggregate Funded Purchase Price, the Originator may, at its option, instead provide the Buyer with a credit therefor against future payments of Buyer Purchase Price. Any amounts deposited into the Collection Account by the Originator pursuant to this Section 2.03 shall be treated as Collections of the affected Receivables.

Section 2.04. Mandatory Repurchase Under Certain Circumstances. The Originator agrees to repurchase from the Buyer any Receivable included in the Purchased Assets if at any time the Buyer shall cease to have a perfected ownership interest in such Receivable, free and clear of any Adverse Claim arising through the Originator or its Affiliates other than the Buyer (except as otherwise provided herein), within five (5) Business Days of notice thereof to the Originator by the Buyer or the Administrative Agent. The repurchase price shall equal the aggregate Outstanding Balance of any such Receivable and shall be paid by the Originator on the date of such repurchase (and in any event within five (5) Business Days following such notice) by deposit of immediately available funds to the Lockbox Account; provided that, so long as no Termination Event has occurred and is continuing and to the extent that the Aggregate Funded Purchase Price is less than the Maximum Aggregate Funded Purchase Price, the Originator may, at its option, instead provide the Buyer with a credit therefor against future payments of Buyer Purchase Price. Any amounts deposited into the Collection Account by the Originator pursuant to this Section 2.04 shall be treated as Collections of the affected Receivables.

Section 2.05. Payments and Computations, Etc.

(a) All amounts to be paid or deposited by the Originator hereunder shall be paid or deposited in accordance with the terms hereof in Dollars and in immediately available funds no later than 1:00 p.m. (New York City time) on the day when due. If such amounts are payable to the Buyer, they shall be deposited into the Collection Account; provided that if the Purchase Termination Date has occurred, all such amounts shall be paid or deposited into such other account, if any, as may be directed by the Administrative Agent.

(b) All payments hereunder shall be made without set-off (except as specifically provided herein) or counterclaim and in such amounts as may be necessary in order that all such payments shall not be less than the amounts otherwise specified to be paid under this Agreement.

Section 2.06. Taxes.

(a) All payments by or on account of any obligation of any Company Party hereunder or under any other Transaction Document shall be made free from set-off or counterclaim, and without deduction or withholding for or on account of any Taxes other than Excluded Taxes unless the applicable Withholding Agent with respect to such payment is required by law to make any such deduction or withholding. If the applicable Withholding Agent is required by law to deduct or withhold any such Taxes from or in respect of any sum so payable, then if such Tax is not an Excluded Tax (i) the sum payable shall be increased by the amount necessary to yield to the applicable Affected Party an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Withholding Agent shall make such deductions or withholdings, and (iii) the applicable Withholding Agent shall pay the amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) The Originator will indemnify each Affected Party against (i) any Taxes other than Excluded Taxes imposed on such Affected Party which arise by reason of the execution, delivery, performance or enforcement of the Transaction Documents, (ii) any Taxes other than any Excluded Taxes imposed on or with respect to a payment to such Affected Party under a Transaction Document and (iii) any Direct Taxes with respect to a Purchased Asset that are imposed by a Governmental Authority on such Affected Party or for which such Affected Party is otherwise required to pay.

ARTICLE III.

CLOSING PROCEDURES

Section 3.01. Conditions to Closing. On or prior to the date of the execution of this Agreement, the Originator shall deliver or cause to be delivered to the Buyer and the Administrative Agent the documents and instruments with respect to the Originator required pursuant to Section 3.01 of the Receivables Purchase Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties. The Originator hereby represents and warrants to the Buyer and its assigns and to each of the Financing Parties, on and as of the date hereof and on and as of the date each Receivable is transferred hereunder that:

(a) Organization; Power. The Originator is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. It is duly qualified to do business and is in good standing as a foreign entity, and has and holds all power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold would not reasonably be expected to have a Material Adverse Effect. The Originator has the corporate power (i) to execute this Agreement and the other Transaction Documents to which it is a party and any other documentation relating to this Agreement to which it is a party, (ii) to deliver this Agreement, such other Transaction Documents and any other documentation relating to this Agreement that it is required by this Agreement to deliver, and (iii) to perform its obligations under this Agreement and such other Transaction Documents and has taken all necessary corporate action to authorize that execution, delivery and performance.

(b) No Conflict. The execution, delivery and performance referred to in Section 4.01(a) do not violate or conflict with any Law applicable to the Originator, any provision of its constitutional documents, any order or judgment of any Government Authority applicable to it or any of its assets or any contractual restriction binding on it or any of its assets, except in each case as would not reasonably be expected to have a Material Adverse Effect. The Originator has not entered into any agreement with any Obligor prohibiting, restricting or conditioning its sale, transfer or assignment of, or grant of Adverse Claims in, any portion of the Receivables.

(c) Execution and Binding Effect. This Agreement has been, and each other Transaction Document to which the Originator is a party when delivered will have been, duly executed and delivered by it. The Originator’s obligations under this Agreement and the other Transaction Documents to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law).

(d) No Proceedings. There are no actions, suits or proceedings pending, or to its Actual Knowledge, threatened, against the Originator, or any of its properties, in or before any court, arbitrator or other body, that would reasonably be expected to have a Material Adverse Effect.

(e) Absence of Purchase Termination Events. Except as has been waived or otherwise cured, (i) no Purchase Termination Event has occurred and is continuing and (ii) to the Actual Knowledge of the Originator, no Potential Purchase Termination Event has occurred and is continuing.

(f) Authorizations and Filings. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the Originator’s due execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the performance of its obligations hereunder, except as would not reasonably be expected to have a Material Adverse Effect.

(g) Licenses. Except as would not reasonably be expected to have a Material Adverse Effect, the Originator has obtained all governmental and other licenses, authorizations, permits, consents, contracts and other approvals (if any) that are required by it in connection with its business.

(h) Accurate and Complete Disclosure. The information furnished by the Originator to the Buyer (or its assigns) or any Financing Party in connection with any Financing Party’s pre-Closing Date audit, and all information hereafter furnished by the Originator to the Buyer (or its assigns) or any Financing Party hereunder, taken as a whole, is and will be, to the Actual Knowledge of the Originator, true and correct in all material respects as of the date such information is stated or certified, and does not and will not, to the Actual Knowledge of the Originator, contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

(i) Not Misleading. The Originator is not entering into this Agreement, the other Transaction Documents or the transactions contemplated thereby with a view to, or the intention of, fraudulently or misleadingly distorting the financial position or results of operations of the Originator as they may be disclosed to the public, or otherwise as any scheme or artifice (or any part of any scheme or artifice) described in Section 807 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. Sec. 1348).

(j) No Reliance. The Originator has relied on its own judgment and advisers (including its auditors) in connection with the transactions contemplated by the Transaction Documents and has not relied on any Financing Party or anyone acting on any Financing Party’s behalf for any advice in the structuring of such transactions or as to the advisability or merits of such transactions. Such transactions have been reviewed and approved by its senior management with the appropriate knowledge, expertise and authority to approve such transactions.

(k) Permitted under Revolver. This Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby are permitted under Sections 6.01 and 6.02 of the Revolver.

(l) Correct Name. The name in which the Originator has executed this Agreement and the other Transaction Documents to which it is a party is identical to the name indicated on the public record of its state of organization which shows it to have been organized (or if changed, all necessary actions in connection with such change have been timely taken in accordance with Section 5.02(e)). In the past five (5) years, the Originator has not used any corporate names other than the name in which it has executed this Agreement and the other Transaction Documents to which it is a party.

(m) Sanctions, Anti-Corruption Generally. The Originator (directly or through an Affiliate) has implemented and maintains in effect policies and procedures designed to provide for compliance by the Originator, its Affiliates and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Originator, its Affiliates and their respective directors, officers and employees and, to the Acknowledge of the Originator, their respective authorized agents, are in compliance with Anti-Corruption Laws and applicable Sanctions. None of (i) the Originator, its Affiliates or, to the Actual Knowledge of the Originator, any of their respective directors, officers or employees, or (ii) to the Actual Knowledge of the Originator, any agent of the Originator or its Affiliates that will act in any capacity in connection with or benefit from the transactions contemplated by the Transaction Documents, is a Sanctioned Person. The direct or indirect use of any proceeds of any sale of Receivables hereunder will not result in a violation by any Company Party of any Anti-Corruption Laws or applicable Sanctions.

(n) Financial Statements. The Originator has heretofore furnished to the Buyer and each Financing Party (i) the consolidated balance sheet of the Parent and its Subsidiaries and the related consolidated statements of earnings, shareholders’ equity and cash flows of the Company and the Subsidiaries and accompanying notes thereto as at January 2, 2016, and for the fiscal year then ended, which financial statements are accompanied by the report of PricewaterhouseCoopers LLP, and (ii) the consolidated balance sheet of the Parent and its Subsidiaries and the related consolidated statements of earnings, shareholders’ equity and cash flows of the Parent and its Subsidiaries as at April 2, 2016, and for the fiscal quarter and portion of the fiscal year then ended. All of the foregoing financial statements fairly present in all material respects the consolidated financial condition of the Parent and its Subsidiaries as at such dates and their consolidated results of operations, shareholders’ equity and cash flows for the periods then ended in conformity with GAAP, subject, in the case of the April 2, 2016, financial statements, to normal year-end audit adjustments and the absence of footnotes.

(o) Financial Condition. The Originator is Solvent and is not the subject of any Insolvency Event, and the sale of, and the grant of the Back-up Security Interest in, the Receivables and other Purchased Assets pursuant to this Agreement will not be made in contemplation of the occurrence thereof.

(p) [Reserved].

(q) [Reserved].

(r) Compliance with Laws. The Originator and each of its Subsidiaries is in compliance with all Laws applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(s) Taxes and Claims. Except as set forth in the Revolver, the Originator has filed consolidated United States federal income tax returns for all taxable years ended on or before January 3, 2015, and such returns of the Originator for the taxable year ended January 3, 2015, and all taxable years ended before such date have been examined and approved by the Internal Revenue Service, and any additional assessments for any such year have been paid or the applicable statute of limitations therefor has expired. There are no assessments pending for the consolidated United States federal income tax returns of the Originator and its Subsidiaries for any taxable year ended after January 3, 2015, nor to the Actual Knowledge of the Originator is any such assessment threatened, other than those provided for by adequate reserves under GAAP and those that would not reasonably be expected to result in any Material Adverse Effect.

(t) Employee Benefit Plans. No condition exists or event or transaction has occurred under or relating to any Plan of the Originator or its Affiliates which would reasonably be expected to result in a Material Adverse Effect.

(u) Investment Company. None of the Originator and its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(v) Margin Regulations. No funds acquired by the Originator under this Agreement will be used, directly or indirectly, to acquire “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any purpose that violates any provision of Regulation U or X of the Board of Governors of the Federal Reserve System.

(w) Bulk Sales Act. No transaction contemplated hereby requires compliance with any applicable bulk sales act or similar law.

(x) Lockbox Account.

(i) The names and addresses of all Lockbox Banks, together with the addresses of all Lockboxes at such Lockbox Banks, are specified in Schedule I to the Receivables Purchase Agreement (or such other Lockbox Banks and/or Lockboxes as have been established and are maintained in accordance with Section 7.07 of the Receivables Purchase Agreement). The names and addresses of all banks maintaining Lockbox Accounts, together with the numbers of all such Lockbox Accounts, are specified in Schedule I to the Receivables Purchase Agreement (or such other banks and/or Lockbox Accounts as have been established and are maintained in accordance with Section 7.07 of the Receivables Purchase Agreement).

(ii) Except under the Control Agreements to which the Administrative Agent or the Collateral Agent is a party, the Originator has not granted any Person dominion or control of any Lockbox or the Lockbox Account or the right to take dominion or control over any Lockbox or the Lockbox Account at a future time or upon the occurrence of a future event.

(y) Books and Records. The Originator shall indicated on its books and records (including in its computer files) that the Receivables sold by the Originator hereunder are the property of the Buyer and its assigns. As of the Closing Date, the offices where the Originator keeps all of its Records relating to the Receivables are listed on Schedule I.

(z) Ownership; Separate Existence of Buyer. The Originator directly owns and controls, of record and beneficially, 100% of the outstanding Equity Interests of the Buyer, free and clear of any Adverse Claims. The Buyer has not issued any warrants, options or other rights (including rights of conversion or exchange) entitling the holder thereof to purchase or acquire any Equity Interests or other securities of the Buyer. The Buyer is operated as an entity with assets and liabilities distinct from those of the Originator, the Parent and any Affiliates thereof, and the Originator hereby acknowledges that the Financing Parties are entering into the transactions contemplated by the Receivables Purchase Agreement in reliance upon the Buyer’s identity as a separate legal entity from the Originator and the Parent and from each such other Affiliate of the Originator or the Parent. The Originator and the Buyer are each in compliance in all material respects with Section 5.01(o) and Section 5.02(l) of the Receivables Purchase Agreement.

(aa) Credit Insurance. The Originator has delivered to the Buyer and each Financing Party true, correct and complete copies of the Credit Insurance Policies, each of which is in full force and effect and names the Buyer and each Purchaser as an additional insured and the Administrative Agent the sole loss payee with respect to the Receivables sold by the Originator to the Buyer hereunder and with respect to which all premiums then due have been paid in full.

Section 4.02. Representations and Warranties of the Originator With Respect to Sale of Receivables. The Originator further represents and warrants to the Buyer and its assigns and to the Financing Parties, as of the first date on which each Receivable is classified in a Monthly Report, a Funding Report or a calculation of the Maximum Aggregate Funded Purchase Price as an “Eligible Receivable”:

(a) Assignment. This Agreement and the other Transaction Documents to which the Originator is a party vest absolutely and unconditionally in the Buyer all legal and equitable right, title and interest of the Originator in and to such Receivable and other Purchased Assets with respect thereto, with the right to sell and encumber the same, and constitutes a valid sale thereof from the Originator to the Buyer. The Originator has sold such Receivable and the other Purchased Assets with respect thereto to the Buyer in exchange for payment (made to the Originator in accordance with the provisions of this Agreement) in an amount which constitutes fair consideration and “reasonably equivalent value” (as such term is used in Section 548 of the Bankruptcy Code). No such sale has been made for or on account of an “antecedent debt” (as such term is used in Section 547 of the Bankruptcy Code) owed by the Originator to the Buyer, and no such sale is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

(b) Perfection. All financing statements or other similar instruments necessary under the UCC (or any other applicable law) of all appropriate jurisdictions have been filed to perfect the Buyer’s ownership of the Purchased Assets and the Back-Up Security Interest. This Agreement is effective, with respect to the Receivables and with respect to the Back-Up Security Interest, to create a valid security interest in favor of the Buyer and its assigns securing, in the case of the Back-Up Security Interest, the obligations described in Section 2.01(b)(ii). No effective financing statement or other instrument similarly in effect covering any Contract or any Receivables or other Purchased Assets is on file in any recording office against the Originator, except those filed in favor of the Buyer and the Administrative Agent relating to this Agreement or in favor or the Administrative Agent relating to the Receivables Purchase Agreement.

(c) No Adverse Claims. Immediately prior to the sale thereof from the Originator to the Buyer hereunder, such Receivable, together with all other Purchased Assets and Contracts with respect thereto, is owned by the Originator free and clear of any Adverse Claim. When the Buyer purchases such Receivable, it has acquired an ownership interest in such Receivable and in the other Purchased Assets with respect thereto free and clear of any Adverse Claim, other than the Adverse Claims created by the Buyer in favor of the Administrative Agent pursuant to the Receivables Purchase Agreement. The Originator has not sold, pledged, assigned, transferred or subjected, and will not thereafter sell, pledge, assign, transfer or subject, any of the Purchased Assets to an Adverse Claim, other than the sale to the Buyer in accordance with the terms of this Agreement.

(d) Originator’s Jurisdiction, Names, etc. The Originator’s jurisdiction of organization has not been changed within the four months preceding the Closing Date (or if so changed, all necessary actions in connection with such change have been or are being timely taken in accordance with Section 5.02(e)). Except as described in Schedule II, the Originator has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business. The Originator has not changed its name, whether by amendment of its charter or other organizational document, by reorganization or otherwise, within the four months preceding such date (or if so changed, all necessary actions in connection with such change have been or are being timely taken in accordance with Section 5.02(e)). The Originator’s principal place of business and chief executive office are located at its address set forth in Annex I and have been so for the last four months.

(e) Credit and Collection Policy. The Originator has complied with the Credit and Collection Policy in all material respects with respect to such Receivable, and no amendment or other modification to the Credit and Collection Policy has occurred except in compliance with this Agreement and the other Transaction Documents.

(f) Eligibility of Receivables. Such Receivable qualifies as an Eligible Receivable. The Originator has no Actual Knowledge at the time of the transfer of such Receivable hereunder that such Receivable would not be paid in full when due.

(g) Certain Uniform Commercial Code Article 9 Representations. The representations and warranties set forth in Schedule III are true and correct. Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section 4.02(g) shall be continuing and remain in full force and effect.

ARTICLE V.

COVENANTS

Section 5.01. Affirmative Covenants. The Originator covenants to the Buyer and each Financing Party as follows:

(a) Information. The Originator shall furnish the following to the Buyer, the Administrative Agent and each Purchaser such information, documents, records or reports respecting the Receivables and the other Purchased Assets as the Buyer or any Financing Party may from time to time reasonably request.

(b) Other Notices. The Originator shall furnish to the Buyer, the Administrative Agent and each Purchaser:

(i) promptly upon having Actual Knowledge thereof, notice of any Purchase Termination Event or Potential Purchase Termination Event, together with a statement of a Responsible Officer setting forth the details thereof and any action with respect thereto taken or contemplated to be taken by the Originator;

(ii) promptly upon having Actual Knowledge thereof, notice of any ERISA Event, together with a statement of a Responsible Officer setting forth the details thereof and any action with respect thereto taken or contemplated to be taken by the Originator;

(iii) as soon as possible, and in any event within ten (10) Business Days of its Actual Knowledge thereof, notice of (i) any litigation, action, suit, arbitration or other proceeding by or before any court or other Governmental Authority against the Parent or the Originator or any of its other Subsidiaries that would be reasonably be expected to have a Material Adverse Effect, (ii) any litigation, action, suit, arbitration or other proceeding by or before any court or other Governmental Authority relating to the Receivables Assets that would reasonably be expected to have a Material Adverse Effect, and (iii) any material adverse development in any such previously disclosed litigation; and

(iv) within five Business Days after the Originator has Actual Knowledge thereof, notice of any downgrade to any rating of the Index Debt by S&P or Moody’s.

(c) Books and Records. The Originator shall implement and maintain administrative and operating procedures (including the ability to recreate, in all material respects, Records evidencing the Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information, reasonably necessary or advisable for the collection of all Receivables (including Records adequate to permit the daily identification of each Receivable, the dates which payments are due thereon, Related Security and Collections and adjustments to each existing Receivable). The Originator shall promptly notify the Buyer and the Administrative Agent of any material change after the date herein in such administrative and operating procedures. The Originator shall also maintain a record clearly designating the Receivables purported to be sold hereunder as being owned by the Buyer and its assigns.

(d) Preservation of Legal Existence. The Originator shall preserve and maintain its legal existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such qualification would reasonably be expected to have a Material Adverse Effect.

(e) Compliance with Laws. The Originator will, and will cause each of its Subsidiaries to, comply with all Laws applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(f) Taxes. The Originator will duly pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, rates, assessments, fees and governmental charges upon or against the Originator or such Subsidiary or against their respective property, in each case before the same becomes delinquent and before penalties accrue thereon, unless and to the extent that (i) the same is being contested in good faith and by appropriate proceedings and adequate reserves under GAAP are provided therefor or (ii) the same would not reasonably be expected to give rise to an Adverse Claim that would not be permitted under Section 5.02.

(g) [Reserved].

(h) Enforceability of Obligations. The Originator shall take such actions as are reasonable and within its power to ensure that, with respect to each Receivable, the obligation of any related Obligor to pay the unpaid balance of such Receivable remains legal, valid, binding and enforceable against such Obligor.

(i) Fulfillment of Obligations. The Originator shall duly observe and perform, or cause to be observed or performed, all material obligations and undertakings on its part to be observed and performed under or in connection with the Receivables, shall duly observe and perform all material provisions, covenants and other promises required to be observed by it under the Receivables, shall do nothing to impair the rights, title and interest of the Buyer or any Financing Party in and to the Receivables and other Purchased Assets and shall pay when due any Taxes, including any present or future stamp, court, recording, filing or documentary Taxes or any other excise or property or similar Taxes, charges or levies, payable in connection with the Receivables and their creation and satisfaction or shall properly contest the payment of any such Tax in good faith and before a court or administrative body of appropriate jurisdiction (including, where portions of the Receivables represent an amount owing in respect of applicable Law, remitting when due the amount of Taxes owing in respect thereof).

(j) Exercise of Remedies. The Originator shall use its commercially reasonable efforts to assist and aid the Buyer and the Administrative Agent to obtain as soon as practicable upon the request of the Buyer or the Administrative Agent any necessary approvals or consents of any Governmental Authority or any other Person for the exercise of any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Agreement and the other Transaction Documents to which the Originator is a party.

(k) Delivery of Instruments. As to all instruments, securities, chattel paper and documents constituting part of the Purchased Assets, if any, and except for any such instruments, securities, chattel paper or documents representing ordinary course collections delivered in accordance with the Transaction Documents, upon the request of the Buyer or the Administrative Agent, the Originator will deliver to the Administrative Agent, as assignee of the Buyer, the originals of any such instruments, securities, chattel paper and documents constituting part of the Purchased Assets in the possession of the Originator, together with any endorsements reasonably requested by the Buyer or the Administrative Agent.

(l) Performance and Compliance with Contracts and Credit and Collection Policy. At its expense, the Originator shall (i) perform, or cause to be performed, and comply in all material respects with, or cause to be complied with in all material respects, all provisions, covenants and other promises required to be observed by it under the Contracts relating to Receivables included in the Purchased Assets, and comply in all material respects with the Credit and Collection Policy in regard to such Receivables, and (ii) enforce the Related Security relating to such Receivables in accordance with the Credit and Collection Policy in all material respects.

(m) Financing Parties’ Reliance. The Originator acknowledges that the Financing Parties are entering into the transactions contemplated by the Receivables Purchase Agreement in reliance upon the Buyer’s identity as a legal entity that is separate from the Originator, the Parent and all other Affiliates of the Buyer. The Originator shall do all things necessary or reasonably requested by the Buyer or the Administrative Agent to maintain the Buyer’s legal existence separate and apart from the Originator, the Parent and all other Affiliates of the Buyer and to make it manifest to third parties that the Buyer is an entity with assets and liabilities distinct from those of the Originator, the Parent and all other Affiliates of the Buyer and not just a division of any such Person. Without limiting the generality of the foregoing, the Originator shall take all actions necessary on its part to ensure that the Buyer is at all times in compliance in all material respects with the covenants set forth in Section 5.01(d), Section 5.01(o) and Section 5.02(l) of the Receivables Purchase Agreement.

(n) Due Diligence Reviews. The Originator hereby agrees to the bound by the provisions of Section 5.05 of the Receivables Purchase Agreement with respect to Due Diligence Reviews with respect to the Originator, the Records in the possession or control of the Originator or its agents or Affiliates, the Originator’s officers, employees and independent public accountants and the Monthly Reports and Funding Reports. The Originator shall pay or reimburse the Buyer and the Administrative Agent and each Purchaser for its portion of all reasonable fees, costs and expenses, including those of auditors, consultants or other third parties or agents retained by the Administrative Agent or any Purchaser, incurred in connection with each Due Diligence Review promptly upon receipt of an invoice therefor; provided that, so long as no Termination Event shall have occurred and be continuing, the Originator shall not be required to reimburse the Purchasers for fees, costs and expenses in connection with more than one Due Diligence Review in any calendar year, unless the results of the immediately prior Due Diligence Review were materially incomplete or unsatisfactory in any material respect to the Administrative Agent or the Required Purchasers in their reasonable discretion.

(o) Compliance with Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions. The Originator (directly or through an Affiliate) shall maintain in effect and enforce policies and procedures designed to promote compliance by the Originator, its Subsidiaries and its and their directors, managers, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions. Neither the Originator nor any of its Subsidiaries will use, and the Originator shall ensure that its directors, managers, officers, employees and agents and those of its Subsidiaries will not use, any proceeds of any purchase hereunder, directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto or to any other Transaction Document.

(p) Risk Retention. The Originator shall (i) retain a net economic interest in the Receivables Assets in an amount at least equal to the percentage required under, and in a manner permitted by, Paragraph 1 of Article 405 of the Capital Requirements, (ii) not sell such net economic interest, and (iii) not enter into any credit risk mitigation or any short positions or any other hedge with respect to such net economic interest, other than any hedge, risk mitigation or contract of insurance not prohibited by the Capital Requirements. The Originator shall promptly furnish to the Buyer, the Administrative Agent and each Purchaser such notices, information, documents, tapes, data, records or reports and information regarding such net economic interest, the transactions contemplated by the Transaction Documents, the Buyer, the Originator and the credit quality and performance of the Receivables Assets as such Purchaser (or the Administrative Agent on its behalf) may from time to time reasonably request in order to enable such Purchaser to comply with its obligations under Article 406 of the Capital Requirements with respect to the transactions contemplated by the Transaction Documents.

Section 5.02. Negative Covenants. The Originator covenants to the Buyer and each Financing Party that, without the prior consent of the Buyer, the Administrative Agent and the Required Purchasers:

(a) No Changes in Credit and Collection Policy. The Originator shall not make, allow or consent to any change in the Credit and Collection Policy that would reasonably be expected to have a material adverse effect on the validity, enforceability, credit quality or collectability of a material portion of the Receivables Assets, unless the Originator shall have given the Administrative Agent 120 days’ prior written notice of such change, provided that such change may become effective on any earlier date if the Administrative Agent shall have earlier approved such change in writing or waived such notice period in writing.

(b) No Rescissions or Modifications. The Originator shall not rescind or cancel any Receivable or modify any terms or provisions thereof in any way that would reasonably be expect to have a Material Adverse Effect.

(c) No Adverse Claims. The Originator shall not sell, assign or otherwise dispose of (by operation of Law or otherwise), or create or suffer to exist any Adverse Claim upon or with respect to, any Receivable or any other Purchased Assets in respect thereof, whether now existing or hereafter arising, or any interest therein or any income or other proceeds in respect thereof, other than the sale, assignment and disposition of Purchased Assets to the Buyer pursuant to this Agreement and the Adverse Claims in favor or the Buyer pursuant to this Agreement or in favor of the Administrative Agent pursuant to the Receivables Purchase Agreement.

(d) True Sale. The Originator shall not account or treat, or permit any Affiliate to account or treat (whether in financial statements or otherwise) the transactions contemplated by this Agreement in any manner other than the sale and outright conveyance by the Originator to the Buyer of the Receivables and other Purchased Assets, except to the extent that such transactions are not recognized on account of consolidated financial accounting in accordance with GAAP or are not treated as sales for tax purposes.

(e) No Changes. The Originator shall not (i) make any change in the character of its business which change would impair the validity, enforceability or collectability of any Receivables, (ii) change its name, jurisdiction of organization, identity or structure in any manner which would make any financing statement or continuation statement filed in connection with this Agreement or the transactions contemplated hereby seriously misleading within the meaning of Section 9-507 of the UCC of any applicable jurisdiction or other applicable Law unless it has given the Administrative Agent written notice thereof within 30 day thereafter and unless prior to such date it has caused such financing statement or continuation statement to be amended or a new financing statement to be filed such that such financing statement or continuation statement would not be seriously misleading, or (iii) change its jurisdiction of organization, its chief executive office or its principal place of business to any location other than to a state within the United States or to the District of Columbia.

(f) Consolidations, Mergers or Sales of Assets. The Originator shall not (i) consolidate or merge with or into any other Person or sell, transfer, lease or otherwise dispose of all or any substantial part of its assets (whether now owned or hereafter acquired), or permit any of its Subsidiaries to do so; (ii) consolidate or merge with or into any other Person if the Originator is not the Person surviving such consolidation or merger, or sell, transfer, lease or otherwise dispose of all or any substantial part of its assets (whether now owned or hereafter acquired), unless (A) the Person formed by such consolidation or into which the Originator is merged, or which acquires all or any substantial part of the assets of the Originator, as applicable, is a registered organization (within the meaning the applicable UCC) organized under the laws of, and has its chief executive office and principal place of business in, a state within the United States or the District of Columbia and shall have expressly assumed, by an agreement executed and delivered to the Buyer and the Financing Parties, in form reasonably satisfactory to the Buyer and the Administrative Agent, the performance and observance of all of the Originator’s covenants and other obligations under this Agreement and the other Transaction Documents, (B) no Purchase Termination Event or Potential Purchase Termination Event shall have occurred as a result thereof, (C) such Person shall have complied with the obligations set forth in Section 2.01(d), and (D) the Buyer and the Administrative Agent shall have received such officers certificates, opinions of counsel, financing statements or amendments thereto and other instruments and documents as may be necessary or as the Buyer or any Purchaser may reasonably request, in form and substance reasonably satisfactory to the Buyer, the Administrative Agent and the Required Purchasers, in order to effect the purposes of this Agreement and the other Transaction Documents and to protect or perfect the ownership interest and the Adverse Claim, as applicable, of the Buyer and the Administrative Agent in the Receivables and other Purchased Assets against all Persons whomsoever or to enable the Buyer or the Financing Parties to exercise or enforce any of their respective rights hereunder or under the other Transaction Documents; or (iii) reorganize, liquidate, wind up, dissolve or otherwise terminate its existence, except in the case of a consolidation, merger or sale, transfer, lease or other disposition of assets permitted by this Section 5.02(f).

(g) Transaction Documents. The Originator shall not (i) cancel or terminate any Transaction Document or consent to or accept any cancellation or termination thereof, (ii) amend, supplement or otherwise modify any term or condition of any Transaction Document or give any consent, waiver or approval thereunder, (iii) waive any default under or breach of any of any Transaction Document or (iv) take any other action under any Transaction Document not required by the terms thereof that would reasonably be expect to impair the ownership interest of the Buyer, the ownership interest of the Administrative Agent for the account of the Purchasers or the Adverse Claim of the Buyer or the Administrative Agent granted hereunder or thereunder.

(h) No Assignments. The Originator shall not assign or delegate, grant any interest in or permit any Adverse Claim to exist upon any of its rights, obligations or duties under this Agreement or the other Transaction Documents to which it is a party.

(i) Maintenance of Ownership and Separate Existence of Buyer. The Originator shall not (i) cease to directly own and control, of record and beneficially, 100% of the outstanding Equity Interests of the Buyer, free and clear of any Adverse Claims, (ii) be, or will hold itself out to be, responsible for the debts of the Buyer or the decisions or actions in respect of the daily business and affairs of the Buyer, or fail to immediately correct any known misrepresentation with respect to the foregoing, (iii) commingle its assets with assets of the Buyer, except as contemplated under the Transaction Documents, or (iv) take any action, or omit to take any action, if the effect is to cause the Buyer to fail to perform or observe in any material respect the Buyer’s covenants contained in Sections 5.01(d), 5.01(o) or 5.02(l) of the Receivables Purchase Agreement or to otherwise cause the Buyer not to be considered as legal entity separate and distinct from the Originator.

(j) Anti-Corruption Laws and Sanctions. The Originator will not use, and will cause its Affiliates and its or their respective directors, officers and employees not to use, the proceeds of the sale of the Receivables Assets (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of directly or indirectly funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case in violation of any applicable Sanctions or (iii) in any manner that would, in each case (i) through (iii) result in the violation of any Sanctions applicable to any party hereto

Section 5.03. Lockboxes; Lockbox Account. The Originator covenants to the Buyer and each Financing Party that:

(a) Lockbox Account. The Originator acknowledges that the Buyer, the Parent and the Servicer (i) have established a system of Lockboxes and the Lockbox Account as further specified in Schedule I to the Receivables Purchase Agreement, into which all Collections are to be deposited in accordance with Section 7.07 of the Receivables Purchase Agreement and (ii) will maintain a system of Lockboxes and the Lockbox Account as further specified in such Schedule I and as modified in accordance with Section 7.07 of the Receivables Purchase Agreement. The Lockbox Account has been established in the name of the Parent and the funds deposited therein from time to time shall not be commingled with any funds of the Parent, the Originator, the Servicer or any Affiliate thereof unless the owner of such commingled funds and any Person with an Adverse Claim on such commingled funds shall be a party to Collateral Agent and Intercreditor Agreement.

(b) Changes in Accounts. The Originator shall not terminate the use of or close, or permit the Parent to terminate the use of or close, the Lockbox Account. The Originator shall not terminate the use of a Lockbox in the name of the Originator unless the Buyer, the Administrative Agent and each Purchaser shall have received at least 10 days’ prior notice of such closure and the Administrative Agent shall have consented thereto. The Originator shall not add a bank as a Lockbox Bank in the name of the Originator or add any Lockbox in the name of the Originator into which Collections are deposited, other than those listed in Schedule I to the Receivables Purchase Agreement, unless the Buyer and the Administrative Agent shall have consented thereto. The Originator shall not amend or modify any term of any Lockbox Agreement without the prior consent of the Administrative Agent.

(c) Control of Accounts. The Administrative Agent shall have the right at any time after a Transaction Account Control Event has occurred to assume exclusive control over each Lockbox in the name of the Originator. The Originator shall cooperate fully with the Administrative Agent in effecting any such transfer of exclusive control.

(d) Payment Instructions. The Originator shall:

(i) instruct, or cause to be instructed, all Obligors to wire payments of Receivables included in the Purchased Assets that are paid electronically, and otherwise cooperate fully with the Buyer and the Servicer in causing all Collections on account of such Receivables which are paid electronically to be wired, directly to the Lockbox Account;

(ii) instruct, or cause to be instructed, all Obligors to remit payments of Receivables included in the Purchased Assets that are paid by check, and otherwise cooperate fully with the Buyer and the Servicer in causing all Collections on account of such Receivables which are paid by check to be mailed, directly to a Lockbox and deposit such Collections into the Lockbox Account within two Business Days following receipt and identification thereof;

(iii) instruct, or cause to be instructed, the bank holding the Lockbox Account and otherwise cause such bank to transfer all Collections on deposit therein to the Collection Account within two Business Days following receipt and identification thereof;

(iv) not change any instructions to Obligors regarding payments to be made to any Lockbox or the Lockbox Account without the prior consent of the Buyer and the Administrative Agent; provided that such consent shall not be required if the effect thereof is to direct the payment of Collections to another Lockbox or the Collection Account maintained in accordance with Section 7.07 of the Receivables Purchase Agreement;

(v) not suffer or permit any funds other than Collections on account of Receivables included in the Purchased Assets to be mailed to Lockboxes or deposited into the Lockbox Account unless the owner of such funds and any Person with an Adverse Claim on such funds shall be a party to the Collateral Agent and Intercreditor Agreement; and

(vi) until deposited in the Lockbox Account or Collection Account, segregate and hold all Collections on account of Receivables included in the Purchased Assets received by the Originator in trust for the benefit of the Buyer and the Administrative Agent (for the account of the Purchasers), as their interests may appear, and deposit such Collections into the Lockbox Account or the Collection Account within two Business Days following receipt and identification thereof.

Upon request from the Buyer or the Administrative Agent, the Originator will deliver to the Buyer or the Administrative Agent a list of all addresses to which the Originator has directed Obligors to mail checks representing Collections on account of Receivables included in the Purchased Assets.

Section 5.04. Maintenance of and Compliance with Credit Insurance Policies; Credit Insurance Claims.

The Originator covenants to the Buyer and each Financing Party that:

(a) The Originator shall maintain in effect and shall comply with the terms and conditions of each Credit Insurance Policy for each Receivable included in the Purchased Assets, except for any non-compliance that would not materially and adversely affect (i) the obligations of the relevant Credit Insurer thereunder or (ii) the Purchasers’ or the Buyer’s rights under such Credit Insurance Policy, in each case with respect to any such Receivable. The Originator shall pay or cause to be paid all Credit Insurance Premiums on or before they date they are due and upon request of the Administrative Agent or any Purchaser deliver to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent of such payment. (In the event that the Originator shall have failed to make any such payment in a timely manner and such premium shall have been paid by or for the account of the Buyer or Purchasers in accordance with the provisions of the Receivables Purchase Agreement, the Originator shall immediately and without notice or demand reimburse the Buyer or the Purchasers, as the case may be, therefor.)

(b) The Originator shall not amend any Credit Insurance Policy or the terms upon which coverage under any Credit Insurance Policy may be extended without the prior consent of the Buyer and Administrative Agent on behalf of the Purchasers, except for any amendments that would not reasonably be expected to have a material adverse effect on the Pool Receivables or the transactions contemplated by this Agreement or the other Transaction Documents.

(c) The Originator shall perform its obligations and exercise its rights under each Credit Insurance Policy for each Receivable included in the Purchased Assets to the same extent as if such Receivable had not been sold and transferred pursuant hereto. The exercise by the Administrative Agent on behalf of the Purchasers of their rights under this Agreement and the other Transaction Documents shall not release the Originator from any of its duties or obligations with respect to any Credit Insurance Policy. Neither the Buyer nor any Financing Party shall have any obligation or liability with respect to any Credit Insurance Policy, nor shall any of them be obligated to perform the obligations of the Originator under any Credit Insurance Policy.

(d) The Originator shall promptly (and in any event no later than five (5) Business Days) after receipt of the same, furnish to the Buyer and the Administrative Agent copies of all consents, notices or waivers received from any Credit Insurer that relate in any material way to the Receivables included in the Purchased Assets; alternatively, the Originator may procure that the applicable Credit Insurer will provide information concerning a Credit Insurance Policy, including details of those consents, notices and waivers, to the Buyer and the Administrative Agent by means of an on-line communication system or otherwise at the same time it provides that information to the Originator.

(e) If, following a claim made under a Credit Insurance Policy with respect to a Receivable included in the Purchased Assets that is an Insurance Claim Receivable,

(i) the applicable Credit Insurer denies or rejects such claim, or fails to pay such claim on or prior to the date by which such Credit Insurer was required to pay the related claim under the Credit Insurance Policy (disregarding in determining such date any assertion by the Insurer that such Receivable is not insured and covered thereunder), other than by reason of (A) such Receivable exceeding an applicable Credit Insurance Limit or the Maximum Credit Insurance Amount, (B) the insolvency, bankruptcy or lack of creditworthiness of such Credit Insurer, or (C) a circumstance requiring a repurchase of such Receivable by the Servicer pursuant to Section 5.06(f) of the Receivables Purchase Agreement; or

(ii) the Credit Insurer is insolvent or bankrupt, and the Credit Insurer denies or rejects such claim (A) as a result of a circumstance giving rise to a Deemed Collection of such Receivable pursuant to Section 2.03 or requiring a repurchase of such Receivable by the Originator pursuant to Section 2.04 or by the Servicer pursuant to Section 5.06(f) of the Receivables Purchase Agreement or (B) on another basis, other than such Receivable exceeding an applicable Credit Insurance Limit or the Maximum Credit Insurance Amount, not consisting solely of the financial inability of the applicable Obligor to pay such Receivable, then on the date of such denial, rejection or failure, the Originator shall or shall cause one of its Affiliates to repurchase such Receivable from the Buyer for a repurchase price equal to the aggregate Outstanding Balance thereof, except to the extent that the Originator prior to such time shall have received a Deemed Collection of such Receivable pursuant to Section 2.03 or shall have repurchased such Receivable pursuant to Section 2.04. Such repurchase price shall be paid by the Originator by deposit of immediately available funds to the Collection Account; provided that during the Revolving Period and so long as the Aggregate Funded Purchase Price is less than the Maximum Aggregate Funded Purchase Price, the Originator may, at its option, pay such repurchase price by reducing the Buyer Purchase Price payable by the Buyer on the date when such repurchase price is due for Receivables being purchased from the Originator on such date. Any such repurchase price paid by the Originator pursuant to this Section 5.04(e) shall be treated as a Collection in respect of the affected Receivable.

(f) The Originator hereby grants the Servicer authority on its behalf to assign to the Credit Insurers all of its right, title and interest in every Insurance Claim Receivable, if, as and to the extent required under the terms of the applicable Credit Insurance Policy, without any further action on its part. No such assignment will affect the rights of the Buyer or any Financing Party under Section 2.03, 2.04 or 5.04.

ARTICLE VI.

PURCHASE TERMINATION EVENTS

Section 6.01. Consequences of a Purchase Termination Event/Event of Default. Upon the occurrence and continuance of any Purchase Termination Event, the Purchase Termination Date shall automatically occur, and the Buyer and its assigns, including the Administrative Agent shall have all rights and remedies under this Agreement or the other Transaction Documents and all other rights and remedies provided under the UCC of the applicable jurisdiction and under other applicable Law, which rights shall be cumulative.

ARTICLE VII.

MISCELLANEOUS

Section 7.01. Expenses. The Originator agrees to pay or cause to be paid, and to save the Buyer and each Financing Party harmless against liability for the payment of: all reasonable out-of-pocket expenses (including attorneys’ fees and expenses of counsel to the Administrative Agent and accountants’ and other third parties’ fees and expenses) incurred by or on behalf of the Buyer or such Financing Party in connection with (i) the negotiation, execution, delivery and preparation of this Agreement and the Transaction Documents, (ii) any amendments, waivers or consents under the Transaction Documents, or (iii) the Buyer’s and the Financing Parties’ enforcement or preservation of their respective rights (including the perfection and protection of the Receivables) under the Transaction Documents; provided, that the amount of legal fees payable by Originator under this Section 7.01 (and by the Buyer under this Section 10.01 of the Receivables Purchase Agreement) in connection with the negotiation, execution, delivery and preparation of this Agreement and the Transaction Documents through the Closing Date shall not exceed $150,000. The Originator further agrees to timely pay any and all present and future Direct Taxes to the relevant Governmental Authority in accordance with applicable Law and, without limitation of such obligation, shall, and does hereby, indemnify the Buyer and each Financing Party, for the full amount of any Direct Taxes payable by such Person and any reasonable expenses arising therefrom or with respect thereto, whether or not such Direct Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. All amounts due to the Buyer or any Financing Party under this Section 7.01 shall be payable promptly (and in any event within thirty days) following receipt of a written invoice therefor together with reasonable supporting documentation.

Section 7.02. Indemnities. The Originator agrees to indemnify, defend and save harmless the Buyer and each Indemnified Party, other than for the gross negligence or willful misconduct of the Buyer or such Indemnified Party, as the case may be, forthwith on demand, from and against any and all losses, claims, damages, liabilities, costs and expenses (including all reasonable attorneys’ fees and expenses, the reasonable expenses of settlement, litigation or preparation therefor and, in the case of a Purchaser or the Administrative Agent, reasonable expenses incurred by its credit recovery group (or any successors thereto)) which the Buyer or any Indemnified Party may incur or which may be asserted against the Buyer or any Indemnified Party by any Person (including any Obligor, the Originator or any other Person whether on its own behalf or derivatively on behalf of the Originator) arising from or incurred in connection with:

(i) the characterization in any Monthly Report, Funding Report or other statement made by the Originator of any Receivable as an Eligible Receivable which was not an Eligible Receivable as of the date of such Monthly Report, Funding Report or statement;

(ii) any representation, warranty or statement made or deemed made by the Originator under or in connection with this Agreement or any other Transaction Document or other document delivered by the Originator or to be delivered by the Originator in connection herewith or with any other Transaction Document being incorrect in any material respect when made or deemed made or delivered;

(iii) any failure of the Originator to perform its duties or obligations in all material respects in accordance with the provisions of this Agreement or any other Transaction Document or to perform its duties or obligations with respect to any Receivable;

(iv) the failure by the Originator to comply with any applicable Law with respect to any Receivable or any other Purchased Asset or Contract with respect thereto, or the failure of any Receivable or any other Purchased Asset or Contract with respect thereto to conform to any such Law;

(v) the failure to vest and maintain in the Buyer a first priority perfected ownership and security interest, as provided herein, in each Receivable and all other Purchased Assets with respect thereto, free and clear of any Adverse Claim other than other than the Adverse Claim in favor of the Administrative Agent pursuant to the Receivables Purchase Agreement;

(vi) the failure to have filed, or any delay in filing, financing statements, notices of assignment or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable Law with respect to any Receivable or any other Purchased Asset with respect thereto transferred or purported to be transferred to the Buyer by the Originator under this Agreement or to the Administrative Agent for the account of the Purchasers under the Receivables Purchase Agreement or in which a security interest is granted or purported to be granted to the Buyer under this Agreement or to the Administrative Agent under the Receivables Purchase Agreement, and in each case the proceeds of any thereof, whether at the Closing Date, the time of any sale or other transfer under Section 2.02(a) or at any subsequent time;

(vii) the existence of any Adverse Claim other than the Adverse Claim in favor of the Buyer pursuant hereto or in favor of the Administrative Agent pursuant to the Receivables Purchase Agreement against or with respect to any Receivable or any other Purchased Assets with respect thereto;

(viii) any failure of the Buyer to give reasonably equivalent value to the Originator hereunder in consideration of the transfer by the Originator of any Receivable or other Purchased Assets related thereto, or any attempt by any Person to void any transfer of Receivables or other Purchased Assets related thereto transferred or purported to be transferred to the Buyer hereunder under statutory provisions or common law or equitable action;

(ix) any products liability, personal injury or damage, suit or other similar claim arising out of or in connection with merchandise, insurance or services that are subject to any Contract or Receivable;

(x) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor or arising from the financial inability of the Obligor to pay) of any Obligor to the payment of any Receivable (including any defense based on such Receivable not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale or lease of the goods or services related to such Receivable or the furnishing or failure to furnish such goods or services, except to the extent that such dispute, claim, offset or defense results solely from any action or inaction on the part of the Buyer or of the applicable Indemnified Party, as the case may be;

(xi) the assertion by any Obligor or other Person against any Indemnified Party of any obligation or liability of the Originator under any Receivable or any other Purchased Assets;

(xii) the commingling of Collections of Receivables at any time with other funds;

(xiii) any action or omission by the Originator not in accordance with the Transaction Documents reducing or impairing the rights of the Buyer or any Financing Party under this Agreement or any other Transaction Document with respect to any Receivable or other Purchased Asset with respect thereto or reducing or impairing the validity, enforceability, collectability or value of any Receivable or other Purchased Asset with respect thereto, including any compromise, rescission, cancellation, adjustment or modification of a Receivable or any Related Security with respect thereto by the Originator, whether by written agreement, verbal agreement, acquiescence or otherwise, except in accordance with the Credit and Collection Policy and the provisions of the Transaction Documents in all material respects;

(xiv) any investigation, litigation or proceeding related to or arising from the use of proceeds from any purchase pursuant to this Agreement or the ownership of, or other interest in, any Receivable or other Purchased Asset with respect thereto, any other activity by the Originator or failure by the Originator to act under this Agreement or the other Transaction Documents or otherwise related to or arising from this Agreement, any other Transaction Document or any other instrument or document furnished pursuant hereto or thereto or any transaction contemplated by this Agreement;

(xv) any failure by the Originator to pay or remit when due any Taxes (other than Excluded Taxes), including sales, excise or personal property taxes, payable or to be remitted by the Originator in connection with any Receivable or any other Purchased Asset with respect thereto or in connection with the purchases or grants of security interests or the other transactions contemplated by this Agreement or the other Transaction Documents;

(xvi) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(xvii) any Termination Event with respect to the Originator described in Section 8.01(i) of the Receivables Purchase Agreement;

(xviii) any civil penalty or fine assessed by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United States Department of State or other Governmental Authority administering Anti-Terrorism Laws against, and all costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Buyer or any Indemnified Party as a result of conduct of the Originator or any Subsidiary thereof that violates a Sanction;

(xix) any failure to maintain the Credit Insurance Policies applicable to the Receivables included in the Purchased Assets in full force and effect or any failure or alleged failure by the Originator otherwise to comply with its obligations under Section 5.04; or

(xx) any suit or other claim by any Credit Insurer against the Buyer, the Administrative Agent or any Purchaser regarding any Credit Insurance Policy, any claim made or paid thereunder or any premium or other amount paid or payable thereunder or any dispute with any Credit Insurer regarding its obligations under any Credit Insurance Policies;

provided that nothing in this Section 7.02 shall be deemed to provide indemnity to the Buyer or the Indemnified Parties for credit losses arising from the financial inability of Obligors to pay Receivables or the Credit Insurers to pay claims.

Section 7.03. Holidays. Except as may be provided in this Agreement to the contrary, if any payment due hereunder shall be due on a day which is not a Business Day, such payment shall instead be due on the next succeeding Business Day.

Section 7.04. [Reserved]

Section 7.05. Notices. Unless otherwise expressly permitted or provided in this Agreement, all notices, requests, demands, directions, instructions, consents, approvals and other communications (collectively “notices”) under the provisions of this Agreement shall be effective only if in (a) a physical non-electronic writing or (b) electronic communication (“email”) promptly followed by delivery of a physical non-electronic writing, and shall be sent by first-class mail, first-class express mail or courier, or by email, in all cases with charges prepaid. Any such properly given notice shall be effective when received. All notices shall be sent to the applicable party at the office stated Annex I hereto or in accordance with the last unrevoked direction from such party to the other parties hereto.

Section 7.06. Amendments and Waivers. The Buyer and the Originator may from time to time, with the consent of the Administrative Agent and the Required Purchasers, in its and their sole discretion, enter into agreements amending, modifying or supplementing this Agreement, and the Buyer, with the consent of the Administrative Agent and the Required Purchasers, in its and their sole discretion, may from time to time grant waivers of the provisions of this Agreement or consents to a departure from the due performance of the obligations of the Originator under this Agreement. Any such amendment, modification, supplement, waiver or consent must be in writing. Any waiver of any provision hereof, and any consent to a departure by the Originator from the due performance of any of its obligations under this Agreement, shall be effective only in the specific instance and for the specific purpose for which given. No notice or demand on the Originator in any case shall entitle the Originator to any other or further notice or demand in similar or other circumstances.

Section 7.07. Successors and Assigns, etc.

(a) This Agreement shall be binding on the parties hereto and their respective successors and assigns; provided, however, that the Originator may not assign any of its rights or obligations or delegate any of its duties hereunder without the prior written consent of the Buyer and all Purchasers, and the Buyer shall not have the right to assign its rights or obligations hereunder or any interest herein, other than the Adverse Claim and assignment contemplated by the Receivables Purchase Agreement or other Transaction Documents, without the prior written consent of all Purchasers.

(b) The Originator acknowledges that, pursuant to the Receivables Purchase Agreement, the Buyer has sold, assigned and transferred to the Administrative Agent (on behalf of the Purchasers) the Buyer’s right, title and interest in and to this Agreement, including all rights to receive moneys due and to become due hereunder or pursuant hereto, all rights to receive proceeds of any indemnity, warranty or guaranty with respect hereto, claims for damages arising out of or for breach of or default hereunder, the right to perform hereunder and to compel performance and otherwise exercise all remedies thereunder, and all proceeds of any and all of the foregoing. The Originator agrees that such sale, assignment and transfer is not intended to and does not constitute an assumption by the Administrative Agent or any Purchaser of any obligation of the Buyer, the Servicer or any other Person under or in connection with the this Agreement or the Receivables Assets, all of which shall remain the obligations and liabilities of the Buyer, the Servicer or such other Person, as applicable. Following the occurrence and during the continuance of a Termination Event, the Administrative Agent shall be entitled to exercise any and all of the rights and remedies of the Buyer hereunder, including rights to make requests, demands for payment and other demands, determinations and designations, to amend, supplement or modify, to give consents or waivers, and to deliver notices to the Originator, and to receive notices, requests, reports and other information to be delivered to the Buyer, from time to time thereunder; and the Originator shall in all respects comply with and perform in respect of such exercise.

(c) The Originator acknowledges that, pursuant to the Receivables Purchase Agreement, the Buyer has agreed that, without the prior written consent of the Administrative Agent and Required Purchasers, it will not (i) cancel or terminate this Agreement, or consent to or accept any cancellation or termination hereof, (ii) amend, supplement or otherwise modify any term or condition of this Agreement or give any consent, waiver or approval hereunder, (iii) waive any default under or breach of this Agreement or (iv) take any other action under this Agreement not required by the terms hereof that would reasonably be expected to impair the ownership interest of the Buyer granted hereunder or the Adverse Claim of the Administrative Agent or any other Financing Party granted thereunder.

(d) The Financing Parties and the other Indemnified Parties shall be third party beneficiaries of this Agreement.

Section 7.08. Term of Agreement. This Agreement shall terminate on the Business Day following the Final Date; provided, however, that (a) the rights and remedies of the Buyer and the Financing Parties with respect to the indemnification and payment provisions set forth in Sections 7.01 and 7.02, and (b) the agreements set forth in Section 7.11, Section 7.12 and Sections 7.18 through 7.21, inclusive, shall be continuing and shall survive any termination of this Agreement.

Section 7.09. No Implied Waiver; Cumulative Remedies. No course of dealing and no delay or failure of the Buyer or any Financing Party in exercising any right, power or privilege under the Transaction Documents shall affect any other or future exercise thereof or the exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of the Buyer and each Financing Party under the Transaction Documents are cumulative and not exclusive of any rights or remedies which the Buyer or such Financing Party would otherwise have.

Section 7.10. No Discharge. The obligations of the Originator under the Transaction Documents shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by (a) any exercise or nonexercise of any right, remedy, power or privilege under or in respect of the Transaction Documents or applicable Law, including any failure to set-off or release in whole or in part by the Buyer or any Financing Party of any balance of any deposit account or credit on its books in favor of the Originator or any waiver, consent, extension, indulgence or other action or inaction in respect of any thereof, or (b) any other act or thing or omission or delay to do any other act or thing which would operate as a discharge of the Originator as a matter of Law.

Section 7.11. Governing Law; Submission to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 7.12. Waiver of Jury Trial. EACH OF THE ORIGINATOR AND THE BUYER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE ACTIONS OF THE BUYER OR ANY FINANCING PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF. EACH PARTY HERETO (A)

CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.12.

Section 7.13. Survival. All representations and warranties of the Originator contained herein or made in connection herewith shall survive the making thereof, and shall not be waived by the execution and delivery of this Agreement, any investigation by the Buyer or any Financing Party, the purchase, repurchase or payment of any Receivable, or any other event or condition whatsoever (other than a written waiver complying with Section 7.06). The covenants and agreements contained in or given pursuant to this Agreement shall continue in full force and effect until the termination of this Agreement as provided in Section 7.08 and thereafter, to the extent provided in such Section.

Section 7.14. Entire Agreement. This Agreement and the other Transaction Documents to which the parties hereto are a party contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, written or oral, relating to the subject matter hereof.

Section 7.15. Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid, illegal or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without in any manner affecting the validity, legality or enforceability of such provision in any other jurisdiction or the remaining provisions hereof in any jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economics of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 7.16. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when executed and delivered, shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same agreement. Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic image scan transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.17. No General Right to Set-Off. Except as expressly set forth herein, no party to this Agreement shall be entitled to set off any of its liabilities or obligations under this Agreement or any of the Transaction Documents against the liabilities or obligations of any other party to this Agreement or the other Transaction Documents, and all payment by any such party under this Agreement and the other Transaction Documents shall be made free of any such set off or counterclaim.

Section 7.18. Payments Set Aside. To the extent that the Originator or any Obligor makes a payment to the Buyer or a Financing Party or the Buyer or a Financing Party exercises rights of set-off and such payment or set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by, or is required to be refunded, rescinded, returned, repaid or otherwise restored to the Originator, such Obligor, a trustee, a receiver or any other Person under any Law, including any bankruptcy or insolvency law or any common law or equitable cause, the obligation or part thereof originally intended to be satisfied shall, to the extent of any such restoration, be reinstated, revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred. The provisions of this Section 7.18 shall survive the termination of this Agreement.

Section 7.19. Confidentiality. The Originator and the Buyer shall keep all non-public information obtained pursuant to (i) this Agreement and the other Transaction Documents and (ii) the transactions contemplated hereby or effected in connection herewith (“Confidential Information”) confidential and will not disclose such information to any third party. However, each party may disclose Confidential Information (a) to its affiliates, officers, directors, employees, attorneys, accountants, agents and professional advisers engaged in the transactions contemplated by this Agreement and the other Transaction Documents who are bound by a duty of confidentiality (including by means of applicable policies of the relevant party), (b) to the extent necessary in connection with the exercise of any remedies hereunder or under any other Transaction Document or any action or proceeding relating to this Agreement or any other Transaction Documents or the enforcement of rights hereunder or thereunder, (c) as may be required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, (d) to parties to whom disclosure of Confidential Information is required by any other applicable Law, subpoena, court order or other legal process or requested by any governmental agency or other regulatory authority (including any self-regulatory organization asserting jurisdiction over the applicable party or its affiliates), (e) to any Purchaser or the Administrative Agent or others to whom disclosure is permitted by a Purchaser or the Administrative Agent under the provisions of Section 10.20 of the Receivables Purchase Agreement, in each such case subject to such provisions, and (f) to any other Person with the prior consent of (x) the party from whom such Confidential Information was obtained and (y), to the extent such Confidential Information includes the terms and conditions of this Agreement or the other Transaction Documents or any non-public information regarding any Financing Party, each affected Financing Party; provided that (in the case of any disclosure under foregoing clause (c) or (d)) the disclosing party will, to the extent permitted by applicable Law, give reasonable notice of such disclosure requirement to the party from whom such Confidential Information was obtained and, if applicable, each affected Financing Party, prior to disclosure of the Confidential Information, and will disclose only that portion of the Confidential Information that is necessary to comply with such requirement in a manner reasonably designed to maintain the confidentiality thereof. The Originator and the Buyer severally agree that Confidential Information shall be used by it only in connection with this Agreement and the transactions contemplated hereby and not for any other purpose. Confidential Information shall not include information that:

(i) was known to the recipient party previous to its receipt of the relevant Confidential Information;

(ii) is, or becomes, readily available to the public other than through a breach by a recipient party or any Person to whom Confidential Information has been disclosed by a recipient party of the obligations set forth herein or a duty of confidentiality owed by such Person;

(iii) has been, or is later, disclosed to the recipient party by a third party not known to the recipient party to be bound by any confidentiality agreement; or

(iv) was independently developed by the recipient party, either before or after the Closing Date, without using any of the Confidential Information.

The Originator and the Buyer acknowledge and agree to the disclosures of Confidential Information that may be made in accordance with, and subject to, the second paragraph of Section 10.20 of the Receivables Purchase Agreement.

Notwithstanding the foregoing, each party (and each employee, representative or other agent thereof) may disclose to any and all Persons, without limitation of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions described herein and in the other Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, except that, with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of such transaction as well as other information, this authorization shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of such transactions.

Section 7.20. No Petition.

(a) Each party hereto agrees not, prior to the date which is one (1) year and one (1) day after the Final Date, to acquiesce in, petition or otherwise, directly or indirectly, invoke, or cause the Buyer to invoke, the process of any Governmental Authority for the purpose of (i) commencing or sustaining a case against the Buyer under any bankruptcy, insolvency or similar law (including the Bankruptcy Code), (ii) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for the Buyer, or any substantial part of its property, or (iii) ordering the winding up or liquidation of the affairs of the Buyer.

(b) The provisions of this Section 7.20 shall survive the termination of this Agreement.

Section 7.21. Limited Recourse. Notwithstanding anything to the contrary contained herein or in the other Transaction Documents, the obligations of the Buyer under this Agreement are limited recourse obligations of the Buyer, payable solely from the proceeds of the Purchased Assets in accordance with the Priority of Payments, and following the full realization of the Purchased Assets and the application of the proceeds thereof in accordance with such Priority of Payments, any claims (as defined in §101 of the Bankruptcy Code) hereunder or under the other Transaction Documents against the Buyer shall be extinguished and shall not thereafter revive. No recourse shall be had for the payment of any amount owing by the Buyer under this Agreement or any other Transaction Document or for the payment by the Buyer of any fee in respect hereof or thereof or any other obligation or claim of or against the Buyer arising out of or based upon this Agreement or any other Transaction Document against any employee, officer, director, member or Affiliate of the Buyer. The provisions of this Section 7.21 shall survive termination of this Agreement.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto, by their duly authorized signatories, have executed and delivered this Agreement as of the date first above written.

KELLOGG SALES COMPANY, as Seller

By:	/s/ JOEL A. VANDERKOOI
Name: Joel A. Vanderkooi
Title: Vice President and Treasurer

KELLOGG FUNDING COMPANY, LLC, as Buyer

By:	/s/ JOEL A. VANDERKOOI
Name: Joel A. Vanderkooi
Title: Treasurer

[Signature Page to Receivables Sale Agreement]